Exhibit 99.1
Holly Energy Partners, L.P. Reports Second Quarter Earnings
August 1, 2005
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported second quarter net income of $6.0 million ($0.40 per basic and diluted limited partner unit). For the six months ended June 30, 2005, net income was $12.4 million ($0.83 per basic and diluted limited partner unit).
The Partnership commenced operations July 13, 2004 upon successful completion of its initial public offering and the concurrent contribution of certain assets from its predecessor entity. Results of operations for the three and six months ended June 30, 2005 include the operations from the assets acquired from Alon USA, Inc. subsequent to the acquisition date of February 28, 2005, including four refined products pipelines aggregating approximately 500 miles, an associated tank farm and two refined products terminals with aggregate storage capacity of approximately 347,000 barrels. Results of operations for the three and six months ended June 30, 2004 reflect the results of operations of Navajo Pipeline Co., L.P., the predecessor to Holly Energy Partners, L.P. until July 12, 2004, at which time Holly Energy Partners, L.P. commenced operations. Historically, Holly Corporation (NYSE-HOC), our general partner and principal owner, did not allocate general and administrative costs to the predecessor entity. In addition, the results of operations of the predecessor entity include results of operations from certain crude oil and intermediate product pipelines that were not contributed to Holly Energy Partners, L.P. (the intermediate product pipelines were acquired by the Partnership on July 8, 2005). As a result of these items, operating results are not comparable on a period-to-period basis.
Revenues of $19.5 million for the three months ended June 30, 2005 were $1.0 million greater than the $18.5 million in the comparable period of 2004, primarily a result of $5.3 million of revenues from the pipeline and terminal assets acquired from Alon following the February 28, 2005 acquisition, partially offset by $4.1 million of revenues in the three months ended June 30, 2004 from assets not contributed to the Partnership. Additionally affecting revenues for the current year’s quarter were reduced revenues from the Rio Grande Pipeline and additional revenues from our existing terminals. Refined product shipments by Alon on the newly acquired pipelines in the 2005 second quarter averaged 46.4 thousand barrels-per-day (“mbpd”). Refined product shipments on the Partnership’s other pipelines, excluding barrels moved pursuant to a capacity lease agreement, averaged 77.9 mbpd for the three months ended June 30, 2005 as compared to 79.7 mbpd for the three months ended June 30, 2004, with volumes shipped by Holly and its affiliates decreasing 0.1 mbpd and volumes shipped on the Rio Grande Pipeline decreasing 1.6 mbpd. As previously disclosed, during the first quarter of 2005 based on the aggregate volumes shipped by BP Plc (“BP”) on the Rio Grande Pipeline, BP is no longer required to pay the border crossing fee pursuant to its contract. For the three months ended June 30, 2004, the border crossing fee was $0.9 million. Refined products terminalled in our facilities for the comparable quarters rose to 181.0 mbpd in the 2005 second quarter from 142.4 mbpd in the 2004 second quarter, due to the incremental volumes from the terminals acquired from Alon and also to volume gains at our existing terminals. Net income was $6.0 million for the three months ended June 30, 2005, a decrease of $4.4 from $10.4 million for the three months ended June 30, 2004. The decrease in income was principally due to the inclusion in earnings in the prior year’s quarter of the crude oil and intermediate product pipelines that were not contributed to the Partnership, reduced revenues from the Rio Grande Pipeline, general and administrative charges currently being incurred by the Partnership that were not allocated prior to the initial public offering, and interest expense principally related to the senior notes issued February 28, 2005 in connection with the Alon transaction, partially offset by the income generated from the assets acquired from Alon and additional earnings from our existing terminals.
Revenues of $36.0 million for the six months ended June 30, 2005 were $1.3 million less than the $37.3 million in the comparable period of 2004, principally due to $7.5 million in revenues in the six months ended June 30, 2004 from assets not contributed to the Partnership, partially offset by $7.1 million of revenues from the pipeline and terminal assets acquired from Alon. Additionally affecting revenues for the current year were reduced revenues from the Rio Grande Pipeline and additional revenues from our existing terminals. Refined product shipments by Alon on the newly acquired pipelines from March to

June 2005 averaged 45.5 mbpd. Refined product shipments on the Partnership’s other pipelines, excluding barrels moved pursuant to a capacity lease agreement, averaged 81.9 mbpd for the six months ended June 30, 2005 as compared to 82.8 mbpd for the six months ended June 30, 2004, with volumes shipped by Holly and its affiliates increasing 1.3 mbpd and volumes shipped on the Rio Grande Pipeline decreasing 2.2 mbpd. As stated above, BP is no longer required to pay the border crossing fee pursuant to its contract. For the six months ended June 30, 2005 and 2004, the border crossing fee was $0.8 million and $2.2 million, respectively. In addition, the volume decrease on the Rio Grande Pipeline resulted in reduced revenues of $0.3 million. Refined products terminalled in our facilities for the comparable periods rose to 165.1 mbpd in the first six months of 2005 from 141.9 mbpd in the first six months of 2004, due to the incremental March to June 2005 volumes from the terminals acquired from Alon and also to volume gains at our existing terminals. Net income was $12.4 million for the six months ended June 30, 2005, a decrease of $7.6 from $20.0 million for the six months ended June 30, 2004. The decrease in income was principally due to the inclusion in earnings in the prior year’s quarter of the crude oil and intermediate product pipelines that were not contributed to the Partnership, reduced revenues from the Rio Grande Pipeline, general and administrative charges currently being incurred by the Partnership that were not allocated prior to the initial public offering, and interest expense principally related to the senior notes issued February 28, 2005 in connection with the Alon transaction, partially offset by the additional income generated from the assets acquired from Alon and additional earnings from our existing terminals. We completed our previously disclosed acquisition of two intermediate pipelines from Holly Corporation and the operations of such pipelines will be reflected in our results of operations starting July 8, 2005, the date such acquisition closed.
“We are pleased with our operations and the results for the first half of 2005,” said Matt Clifton, Chairman of the Board and Chief Executive Officer. “We successfully integrated and recognized significant pipeline and terminal volumes from the newly acquired assets from Alon, which had cash flows in the second quarter at target levels. However, second quarter volumes fell off from the first quarter levels on certain other pipelines as movements were down on Holly shipments, due to planned minor maintenance at the Navajo Refinery occurring in June (and July), and especially down on the Rio Grande Pipeline, due to repairs at the product destination terminal in Mendez, Mexico. As those volumes return to planned normal levels, and the effects of the Alon acquired assets and the intermediate pipelines acquired from Holly are felt, our earnings and EBITDA for the remainder of 2005 should be higher. We continue to be satisfied with the excellent operation of our assets and the number of organic and third-party growth opportunities that are being explored by our operating and corporate development staff.”
“On July 29, 2005, we announced our cash distribution for the second quarter of 2005 of $0.575 per unit, an increase of 4.5% over the amount of $0.55 distributed per unit for the first quarter of 2005. Our EBITDA for the second quarter was $12.1 million, and after subtracting net interest expense of $2.0 million and maintenance capital expenditures of $30,000, distributable cash flow for the quarter was $10.1 million. The distribution declared for the quarter amounts to $9.5 million.”
The Partnership has scheduled a conference call today at 10:00 AM EDT to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is #7748639. Additionally, listeners may access the call via the internet at: http://audioevent.mshow.com/245725.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The future performance of the assets acquired from Alon USA, Inc. and the intermediate pipelines recently acquired from Holly Corporation;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of inefficiencies or shutdowns of refineries utilizing our pipeline and terminal facilities;

•	The effects of current or future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our SEC filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Results of Operations (Unaudited)
The following tables present income, distributable cash flow and volume information for the three and six month periods ended June 30, 2005 and 2004.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(In thousands)		(In thousands)
Revenues
Pipelines:
Affiliates	$7,121	$7,115	$14,189	$14,099
Third parties	8,226	4,137	14,498	9,522

	15,347	11,252	28,687	23,621
Terminals & truck loading racks:
Affiliates	2,820	2,256	5,182	4,459
Third parties	1,354	876	2,165	1,719

	4,174	3,132	7,347	6,178
Other	—	9	—	14

Total for refined product pipeline and terminal assets	19,521	14,393	36,034	29,813

Crude system and intermediate pipelines not contributed to HEP (1):
Lovington crude oil pipelines	—	1,667	—	3,158
Intermediate pipelines	—	2,461	—	4,321

Total for crude system and intermediate pipeline assets	—	4,128	—	7,479

Total revenues	19,521	18,521	36,034	37,292

Operating costs and expenses
Costs related to refined product pipeline and terminal assets:
Operations	6,448	5,149	11,836	10,411
Depreciation and amortization	3,849	1,496	6,212	3,330
General and administrative	990	—	1,967	—

	11,287	6,645	20,015	13,741

Crude system and intermediate pipelines not contributed to HEP (1):
Operations	—	1,059	—	2,249
Depreciation and amortization	—	195	—	407

	—	1,254	—	2,656

Total operating costs and expenses	11,287	7,899	20,015	16,397

Operating income	8,234	10,622	16,019	20,895

Interest income	145	37	233	72
Interest expense, including amortization	(2,365)	—	(3,483)	—
Minority interest in Rio Grande	27	(307)	(402)	(995)

Net income	6,041	10,352	12,367	19,972

Add interest expense	2,170	—	3,175	—
Add amortization of discount and deferred debt issuance costs	195	—	308	—
Subtract interest income	(145)	(37)	(233)	(72)
Add depreciation and amortization	3,849	1,691	6,212	3,737

EBITDA (2)	12,110	$12,006	21,829	$23,637

Subtract interest expense	(2,170)		(3,175)
Add interest income	145		233
Subtract maintenance capital expenditures (3)	(30)		(197)

Distributable cash flow (4)	$10,055		$18,690

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Volumes (bpd) (5)

Pipelines:
Affiliates	64,969	65,081	66,485	65,197
Third parties – Rio Grande	12,962	14,604	15,416	17,573
Third parties – Other (5)	46,355	—	30,657	—
Third parties – Other (volumes transported under capacity lease agreement)	15,701	14,342	10,360	13,496

	139,987	94,027	122,918	96,266

Terminals & truck loading racks:
Affiliates	124,644	115,118	121,147	115,350
Third parties	56,381	27,282	43,985	26,540

	181,025	142,400	165,132	141,890

Total for refined product pipeline and terminal assets (bpd)	321,012	236,427	288,050	238,156

(1)	Revenue and expense items generated by the crude system and intermediate pipeline assets that were not contributed to HEP. Historically, these items were included in the income of NPL as predecessor, but are not included in the income of HEP beginning July 13, 2004.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

(3)	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(4)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

(5)	The amounts reported for the six months ended June 30, 2005 include volumes only for March to June 2005 related to the assets acquired from Alon, averaged over the full 181 days in the six months. Refined product shipments by Alon on the newly acquired pipelines in March to June 2005 averaged 45.5 mbpd. Assuming the March to June 2005 volumes on the assets acquired from Alon would have been experienced for the entire six months of 2005, pro forma total volumes for the six months would equal 137.7 mbpd pipeline volumes, 175.6 mbpd terminal and truck loading rack volumes and 313.3 mbpd total volumes.

Balance Sheet Data

	June 30,	December 31,
	2005	2004
	(Dollars in thousands)
Cash and cash equivalents	$54,310	$19,104
Working capital	$54,020	$19,120
Total assets	$286,584	$103,758
Long-term debt	$182,957	$25,000
Partners’ equity	$83,679	$61,528
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
      Investor Relations
Holly Energy Partners
214/871-3555